EXHIBIT 99.2

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of January 4, 2006 between Magellan Holdings, Inc., a Georgia corporation (“Parent”), and Spartan Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), on the one hand, and the undersigned stockholder (“Stockholder”) of Datastream Systems, Inc., a Delaware corporation (the “Company”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

W I T N E S S E T H:

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of January 4, 2006 by and among Parent, Merger Sub, and the Company (the “Merger Agreement”), Parent has agreed to acquire the outstanding securities of the Company pursuant to a statutory merger of Merger Sub with and into the Company in which outstanding shares of capital stock of the Company will be converted into the right to receive the Merger Consideration;

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement; and

WHEREAS, Stockholder is the registered and beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of that number of shares of capital stock of the Company set forth on the signature page of this Agreement (the “Shares”) (such Shares, together with any New Shares (as defined in Section 1.2), being referred to herein as the “Subject Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Agreement to Retain Subject Shares.

1.1. Prior to the Expiration Date (as defined below), Stockholder shall not: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing, any or all of the Subject Shares or any right or interest therein (“Transfer”); provided, however, such restrictions shall not be applicable to (i) a gift of the Subject Shares made to the Stockholder’s spouse, son-in-law or issue, including adopted children and grandchildren, or to a trust for the exclusive benefit of the Stockholder or the Stockholder’s spouse or issue, provided such transferee agrees to be bound by the terms of this Agreement (ii) a transfer of title to the Subject Shares effected pursuant to the Stockholder’s will or the laws of intestate succession or (iii) a gift of the Subject Shares made to a civic or other charitable organization, provided such transferee agrees to be bound by the terms of this Agreement; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Shares (other than the proxy contemplated in Section 3 herein); or (d) deposit any of the Subject Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Shares. As used herein, the term “Expiration Date” shall mean the earlier to occur of (x) the Effective Time or (y) termination of the Merger Agreement in accordance with the terms thereof.

1.2. “New Shares” means:

(a) any shares of capital stock or voting securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (whether through the exercise of any options, warrants or other rights to purchase shares of Common Shares or otherwise) after the date of this Agreement and prior to the Expiration Date; and

(b) any shares of capital stock or voting securities of the Company that Stockholder becomes the beneficial owner of as a result of any change in Common Shares by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of the Company affecting Common Shares.

2. Agreement to Vote Subject Shares and Take Certain Other Action.

2.1. Prior to the Expiration Date, at every meeting of the stockholders of the Company, however called, at which any of the following matters is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, Stockholder shall vote or give written consent or, using Stockholder’s reasonable best efforts, and to the full extent legally permitted, cause the holder of record to vote or give written consent with respect to the Subject Shares:

(a) in favor of adoption of the Merger Agreement and the transactions contemplated thereby;

(b) against approval of any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement;

(c) against any Acquisition Proposal from any party other than Parent or an affiliate of Parent as contemplated by the Merger Agreement;

(d) against any proposal that is intended to, or is reasonably likely to, result in the conditions of Parent’s or Merger Sub’s obligations under the Merger Agreement not being fulfilled;

(e) against any amendment of the Company’s Certificate of Incorporation or By-laws that is not requested or expressly approved by Parent; and

(f) against any dissolution, liquidation or winding up of the Company.

2.2. Prior to the Expiration Date, Stockholder, as the holder of voting stock of the Company, shall be present, in person or by proxy, or, using Stockholder’s reasonable best efforts and to the full extent legally permitted, attempt to cause the holder of record to be present, in person or by proxy, at all meetings of stockholders of the Company at which the matters referred to in Section 2.1 is to be voted upon so that all Subject Shares are counted for the purposes of determining the presence of a quorum at such meetings.

2.3. Between the date of this Agreement and the Expiration Date, Stockholder will not, and will not permit any entity under Stockholder’s control to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below), (b) initiate a stockholders’ vote with respect to an Opposing Proposal or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal. For purposes of this Agreement, the term “Opposing Proposal” means any of the actions or proposals described in clauses (b) through (f) of Section 2.1, along with any proposal or action which would, or could reasonably be expected to, impede, frustrate, prevent, prohibit or discourage any of the transactions contemplated by the Merger Agreement.

2.4. Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

2.5. Notwithstanding anything else to the contrary set forth in this Agreement, nothing in this Agreement shall limit, restrict or otherwise affect Stockholder from (a) taking any action in Stockholder’s capacity as a director or officer of the Company, to the extent applicable, it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company and that Stockholder makes no agreement or understanding herein in his capacity as a director or officer of the Company or (b) voting in Stockholder’s sole discretion on any matter other than the matters referred to in Section 2.1.

3. Grant of Irrevocable Proxy Coupled with an Interest.

3.1. Solely in the event of a failure by Stockholder to act in accordance with his obligations as to voting or executing a written consent pursuant to Section 2.1 of this Agreement, Stockholder hereby revokes any and all other proxies or powers of attorney in respect of any Subject Shares and agrees that during the period commencing on the date hereof and ending on the Expiration Date, Stockholder hereby irrevocably appoints Parent, Merger Sub or any individual designated by Parent or Merger Sub as Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution), for and in the name, place and stead of Stockholder, to vote (or cause to be voted) the Subject Shares held of record by Stockholder, in the manner set forth in Section 2.1, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company.

3.2. Stockholder hereby affirms that the proxy set forth in this Section 3 is irrevocable, is coupled with an interest, and is granted in consideration of Parent and Merger Sub entering into the Merger Agreement.

3.3. The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of Stockholder’s Subject Shares and a vote by Stockholder of his Subject Shares. The proxyholder named in Section 3.1 may not exercise this irrevocable proxy on any other matter except as provided above. Stockholder may vote the Subject Shares in Stockholder’s discretion on all other matters not related to the matters referenced in or contemplated by this Agreement.

4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Parent as follows:

4.1. (a) Stockholder is the beneficial owner of the Subject Shares; (b) the Subject Shares set forth on the signature page hereto constitute Stockholder’s entire interest in the outstanding capital stock and voting securities of the Company as of the date hereof; (c) the Subject Shares are, and will be, at all times up until the Expiration Date, free and clear of any liens, claims, options, charges, security interests, proxies, voting trusts, agreements, rights, understandings or arrangements, or exercise of any rights of a stockholder in respect of the Subject Shares or other encumbrances; (d) Stockholder has voting power and the power of disposition with respect to all of the Subject Shares outstanding on the date hereof, and will have voting power and power of disposition with respect to all of the Subject Shares acquired by such Stockholder after the date hereof; and (e) Stockholder’s principal residence or place of business is accurately set forth on the signature page hereto.

4.2. Stockholder has full power and legal capacity to execute and deliver this Agreement and to comply with and perform Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as may be limited by the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement by Stockholder does not, and the performance of Stockholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Subject Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Subject Shares are or will be bound or affected.

4.3. Stockholder understands and agrees that if prior to the Expiration Date Stockholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Subject Shares other than in compliance with this Agreement, the Company shall not, and Stockholder hereby unconditionally and irrevocably instructs the Company to not, (a) permit any such Transfer on its books and records, (b) issue a new certificate representing any of the Subject Shares or (c) record such vote unless and until Stockholder shall have complied with the terms of this Agreement.

5. Termination. This Agreement and the proxy granted pursuant to Section 3.1 hereof and all obligations of Stockholder hereunder and thereunder shall terminate and shall have no further force or effect as of the Expiration Date.

6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall automatically be deemed to be modified so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7. Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party; provided, however, Parent may, in its sole discretion, assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8. Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

10. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Stockholder, at the address set forth below Stockholder’s signature at the end hereof.

(b) if to Parent or Merger Sub, to:

      c/o Golden Gate Private Equity, Inc.

      One Embarcadero Center, 33rd Floor

      San Francisco, CA 94111

      Facsimile: (415) 627-4501

      Attention: David Dominik

                        Prescott Ashe

      and

      c/o Infor Global Solutions, Inc.

      1000 Windward Concourse Parkway

      Suite 100

      Alpharetta, CA 30005

      Facsimile: (678) 319-8370

      Attention: C. James Schaper

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Facsimile: (312) 861-2200
Attention: Gary M. Holihan

or to such other address as any party hereto may designate for itself by notice given as herein provided.

11. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

13. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

14. Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any Person other than the parties any rights or remedies.

15. Counterpart. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

16. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be executed and delivered as of the date first above written.

Magellan Holdings, Inc.

/s/ C. JAMES SCHAPER
By: C. James Schaper
Its: Chairman and Chief Executive Officer

Spartan Merger Sub, Inc.

/s/ C. JAMES SCHAPER
By: C. James Schaper
Its: Chairman and Chief Executive Officer

STOCKHOLDER

Signature:	/s/ LARRY G. BLACKWELL
Printed Name:	Larry G. Blackwell
Street Address:	c/o Datastream Systems, Inc. 50 Datastream Plaza
City, State and Zip:	Greenville, SC 29605
Telephone Number:	(864) 422-5068
Facsimile Number:	(864) 422-5000

Subject Shares owned on the date hereof:

2,229,898 shares of Common Shares

221,920 shares of Common Shares issuable upon the exercise of outstanding options, warrants or other rights.

State of Residence (if different than as set forth in address above): SC